Exhibit 5

FORM OF IRREVOCABLE PROXY

All capitalized terms used but not defined in this Irrevocable Proxy shall have the meanings set forth in that certain Securities Purchase Agreement, of even date herewith (the “Purchase Agreement”), by and among Tontine Capital Partners, L.P., a Delaware Limited Partnership (“Tontine”), Tontine Capital Overseas Master Fund, L.P., a Cayman Islands Limited Partnership (“TCOMF,” and together with Tontine, the “Purchasers”) and Tower Tech Holdings Inc., a Nevada corporation (the “Company”).

FOR VALUE RECEIVED, [________], a director of the Company (the “Stockholder”), does hereby irrevocably appoint Tontine and TCOMF and each of them (and any manager or officer of Tontine or TCOMF and any other Person appointed by Tontine or TCOMF), as the attorney-in-fact, agent, and proxy of the Stockholder (collectively, the “Proxy Holders”), with full power of substitution, with full authority to act and vote in person or by revocable proxy, written consent, or otherwise, as fully and effectively as the Stockholder could do so in person (or by proxy, written consent, or otherwise), with respect to any and all shares of Common Stock in the Company that the Stockholder now or hereafter owns legally, beneficially, or of record, or over which the Stockholder has voting control, including without limitation as trustee, (the “Subject Common Stock”), in such manner as the Proxy Holders shall, in their sole discretion, deem proper, and as may be allowable under applicable law, with respect to the following matters:  (i) the election to the Company’s Board of Directors of individuals nominated by the Purchasers for such appointment pursuant to and in accordance with the Purchaser’s rights under Section 5.5 of the Purchase Agreement to appoint members to the Company’s Board of Directors, and (ii) solely for the purpose of enforcing the Purchaser’s rights under Section 5.8 of the Purchase Agreement, any matter coming before the stockholders of the Company that would have the effect of ensuring that future acquisitions by the Purchasers from third parties of up to 35% of the outstanding Common Stock on a fully diluted basis will not be subject to the provisions of any anti-takeover laws and regulations of any governmental authority, including without limitation, the applicable provisions of the Nevada Revised Statutes, and any provisions of an anti-takeover nature adopted by the Company or any of its Subsidiaries or contained in the Company’s Articles of Incorporation, Bylaws or the organizational documents of any of its Subsidiaries.  In addition, the Stockholder hereby agrees, in his capacity as a director of the Company, to vote for the nomination and appointment of the Purchaser’s director representatives as set forth and as provided in Section 5.5 of the Purchase Agreement and to vote in such a manner as to enforce the Purchaser’s rights with respect to Section 5.8 of the Purchase Agreement.

The Stockholder hereby represents and warrants that, as of the date hereof: (1) the Stockholder is the legal, beneficial, or record holder of the Subject Common Stock; and (2)the Stockholder has full right, power, and capacity to grant and transfer to the Proxy Holders the voting and other rights represented hereby.

The Stockholder shall not to grant to any Person any proxy or enter into any voting agreement that is inconsistent with the rights and privileges granted to the Proxy Holders in this Irrevocable Proxy.

This Irrevocable Proxy is issued as a condition precedent to the execution and delivery by the Proxy Holders of the Purchase Agreement and the consummation of the transactions contemplated thereby.  The Stockholder will obtain substantial and material benefits as a result of the consummation of the transactions contemplated by the Purchase Agreement.  This Irrevocable Proxy is a material inducement to the Proxy Holders to execute and deliver the Purchase Agreement and to consummate the transactions contemplated thereby.  This Irrevocable Proxy is coupled with an interest and is irrevocable by the Stockholder.  This Irrevocable Proxy is effective as of the date hereof and shall terminate automatically and be of no further force and effect at such time as the Proxy Holders and their affiliates no longer have any rights under Sections 5.5 and 5.8 of the Purchase Agreement.

If any provision of this Irrevocable Proxy is adjudicated to be invalid or unenforceable, then such provision shall be deemed deleted and the remainder of this Irrevocable Proxy, nevertheless, shall remain unaffected and fully enforceable.  Further, to the extent any provision herein is deemed unenforceable by virtue of its scope, but may be made enforceable by limitation thereof, the parties hereto agree the same shall, nevertheless, be enforceable to the full extent permissible.  This Irrevocable Proxy shall be binding upon the heirs, personal representatives, executors, and assigns of the Stockholder.

This Irrevocable Proxy shall be enforced, governed by and construed in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of laws.

Dated:                    March 1, 2007

By: